Exhibit 99.1
FOR IMMEDIATE RELEASE
August 5, 2014
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTH EARNINGS FOR FISCAL 2014

BURBANK, Calif. – The Walt Disney Company today reported third quarter earnings, which are a record for any quarter. Diluted earnings per share (EPS) for the third quarter increased 27% to $1.28 from $1.01 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 24% to $1.28 from $1.03 in the prior-year quarter. Diluted EPS for the nine months ended June 28, 2014 increased 30% to $3.40 compared to $2.61 in the prior-year period. Excluding certain items affecting comparability, EPS for the nine months increased 31% to $3.43.

“Our strategy of building strong brands and franchises continues to create great value across our company,” said Robert A. Iger, chairman and CEO of The Walt Disney Company.  “This quarter we delivered the highest EPS in the company’s history, and we’ve now generated greater EPS in the first three quarters of FY 2014 than we have in any previous full fiscal year.  We’re extremely pleased with these results and we are also thrilled with the spectacular performance of Guardians of the Galaxy, which holds great promise as a new franchise for our company and once again reinforces the tremendous value of Marvel.”

The following table summarizes the third quarter and nine-month results for fiscal 2014 and 2013 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	June 28, 2014	June 29, 2013	Change	June 28, 2014	June 29, 2013	Change
Revenues	$12,466	$11,578	8%	$36,424	$33,473	9%
Segment operating income (2)	$3,857	$3,351	15%	$10,230	$8,240	24%
Net income (3)	$2,245	$1,847	22%	$6,002	$4,742	27%
Diluted EPS (3)	$1.28	$1.01	27%	$3.40	$2.61	30%
Cash provided by operations	$2,936	$3,413	(14)%	$6,675	$6,717	(1)%
Free cash flow (2)	$2,047	$2,723	(25)%	$4,427	$4,908	(10)%

(1)	See reconciliation of reported EPS to EPS excluding certain items affecting comparability on page 8.

(2)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(3)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the third quarter and nine-month segment operating results for fiscal 2014 and 2013 (in millions):

	Quarter Ended			Nine Months Ended
	June 28, 2014	June 29, 2013	Change	June 28, 2014	June 29, 2013	Change
Revenues:
Media Networks	$5,511	$5,352	3%	$15,935	$15,410	3%
Parks and Resorts	3,980	3,678	8%	11,139	10,371	7%
Studio Entertainment	1,807	1,590	14%	5,500	4,473	23%
Consumer Products	902	775	16%	2,913	2,551	14%
Interactive	266	183	45%	937	668	40%
	$12,466	$11,578	8%	$36,424	$33,473	9%
Segment operating income (loss):
Media Networks	$2,296	$2,300	—%	$5,884	$5,376	9%
Parks and Resorts	848	689	23%	1,976	1,649	20%
Studio Entertainment	411	201	>100%	1,295	553	>100%
Consumer Products	273	219	25%	977	765	28%
Interactive	29	(58)	nm	98	(103)	nm
	$3,857	$3,351	15%	$10,230	$8,240	24%

Media Networks
Media Networks revenues for the quarter increased 3% to $5.5 billion and segment operating income was relatively flat at $2.3 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 28, 2014	June 29, 2013	Change	June 28, 2014	June 29, 2013	Change
Revenues:
Cable Networks	$3,942	$3,884	1%	$11,334	$10,880	4%
Broadcasting	1,569	1,468	7%	4,601	4,530	2%
	$5,511	$5,352	3%	$15,935	$15,410	3%
Segment operating income:
Cable Networks	$1,942	$2,087	(7)%	$5,193	$4,763	9%
Broadcasting	354	213	66%	691	613	13%
	$2,296	$2,300	—%	$5,884	$5,376	9%

Cable Networks
Operating income at Cable Networks decreased 7% to $1.9 billion for the quarter due to a decrease at ESPN, partially offset by an increase at ABC Family. The decrease at ESPN was due to higher programming and production costs, decreased recognition of previously deferred revenue and the absence of ESPN UK, which was sold in the fourth quarter of the prior year. These decreases were partially offset by affiliate fee contractual rate increases and higher advertising revenue. Programming and production costs increases were driven by a contractual rate increase for Major League Baseball and the addition of FIFA World Cup soccer, partially offset by the absence of X Games events in the current quarter. ESPN recognized $98 million less of previously deferred revenue during the quarter as a result of changes in contractual provisions related to annual programming commitments. ESPN advertising revenue increased due to higher rates and more units sold. Higher rates reflected the benefit of FIFA World Cup soccer in the current quarter, partially offset by two less NBA finals games this year. The increase at ABC Family was driven by lower programming costs, reflecting fewer hours of original scripted programming due to the timing of premieres, and higher affiliate fees due to rate increases.
Broadcasting
Operating income at Broadcasting increased 66% to $354 million for the quarter due to an increase in affiliate fees and higher income from program sales. The increase in affiliate revenues was due to contractual rate increases and new contractual provisions. Increased operating income from program sales was driven by a lower average expense amortization rate and higher revenues led by Marvel's Agents of S.H.I.E.L.D.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 8% to $4.0 billion and segment operating income increased 23% to $848 million. Operating income growth for the quarter was driven by an increase at our domestic operations, partially offset by a decrease at Disneyland Paris. Parks and Resorts results include a favorable impact due to a shift in the timing of the Easter holiday relative to our fiscal periods.
Higher operating income at our domestic operations was due to increased guest spending and higher attendance, partially offset by higher costs. Guest spending growth reflected higher average ticket prices for admissions at our theme parks and for sailings at our cruise line and increased food, beverage and merchandise spending. Higher costs were driven by MyMagic+ and labor and other cost inflation, partially offset by lower pension and postretirement medical costs.
The decrease in operating income at Disneyland Paris was due to higher operating costs, decreased attendance and occupied room nights and lower special event revenue, partially offset by higher average ticket prices.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 14% to $1.8 billion and segment operating income increased to $411 million from $201 million. Higher operating income was due to increases in worldwide home entertainment and international theatrical distribution, partially offset by a decrease in domestic theatrical distribution.
The increase in worldwide home entertainment was driven by lower per unit costs, higher net effective pricing and unit sales growth reflecting the success of Frozen.
Higher international theatrical distribution results reflected the performance of Frozen, Captain America 2: The Winter Soldier and Maleficent in the current quarter compared to Iron Man 3, Wreck-It-Ralph, Oz The Great and Powerful and Monsters University in the prior-year quarter.
Lower results in domestic theatrical distribution were due to the success of Iron Man 3 and Monsters University in the prior-year quarter compared to Captain America 2: The Winter Soldier, Maleficent and Million Dollar Arm in the current quarter.

Consumer Products
Consumer Products revenues for the quarter increased 16% to $902 million and segment operating income increased 25% to $273 million. Higher operating income was due to increases at our Retail and Merchandise Licensing businesses.
At our Retail business, higher operating income for the quarter was driven by comparable store sales growth in all of our key markets.
The increase in operating income at Merchandise Licensing was due to the performance of merchandise based on Frozen, Disney Channel properties, Spider-Man and Planes partially offset by lower Monsters University revenue. Additionally, Merchandise Licensing results benefited from lower acquisition accounting impacts, which reduced revenue recognition in the prior-year quarter. These increases were partially offset by higher third-party royalties.

Interactive
Interactive revenues for the quarter increased 45% to $266 million and segment operating results improved from a loss of $58 million to income of $29 million. Improved results were due to strong game sales growth, lower product development costs and higher licensing fees from our mobile phone business in Japan. The increase in game sales was driven by Disney Infinity, which was released in the fourth quarter of the prior year, and the success of the Tsum Tsum and Frozen Free Fall mobile games. The decrease in product development costs was due to fewer titles in development and the benefit of restructuring activities.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $22 million to $137 million primarily due to higher incentive compensation costs, the timing of allocations to operating segments and higher charitable contributions.

Interest Income/(Expense), net
Interest income/(expense), net was as follows (in millions):

	Quarter Ended
	June 28, 2014	June 29, 2013	Change
Interest expense	$(74)	$(93)	20%
Interest and investment income	24	10	>100%
Interest income/(expense), net	$(50)	$(83)	40%
The decrease in interest expense for the quarter was primarily due to lower effective interest rates, partially offset by higher average debt balances. The increase in interest and investment income for the quarter was primarily due to gains on sales of investments.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	June 28, 2014	June 29, 2013	Change
Effective Income Tax Rate	34.1%	34.2%	0.1	ppt

Noncontrolling Interests

	Quarter Ended
	June 28, 2014	June 29, 2013	Change
Net income attributable to noncontrolling interests	$174	$187	7%
The decrease in net income attributable to noncontrolling interests for the quarter was driven by a decrease in operating results at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	June 28, 2014	June 29, 2013	Change
Cash provided by operations	$6,675	$6,717	$(42)
Investments in parks, resorts and other property	(2,248)	(1,809)	(439)
Free cash flow (1)	$4,427	$4,908	$(481)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for the first nine months of fiscal 2014 was comparable to the first nine months of fiscal 2013 at $6.7 billion. The benefit from higher segment operating results was offset by higher television programming and production spending, increased income tax payments and a larger build in receivables at Studio Entertainment and Media Networks. The increase in receivables at Studio Entertainment was driven by higher revenues due to Frozen while the increase at Media Networks was due to the timing of collections.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	June 28, 2014	June 29, 2013
Media Networks
Cable Networks	$101	$111
Broadcasting	52	43
Total Media Networks	153	154
Parks and Resorts
Domestic	809	752
International	1,056	623
Total Parks and Resorts	1,865	1,375
Studio Entertainment	44	41
Consumer Products	23	27
Interactive	3	11
Corporate	160	201
Total investments in parks, resorts and other property	$2,248	$1,809
Capital expenditures increased from $1.8 billion to $2.2 billion due to higher construction spending for the Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	June 28, 2014	June 29, 2013
Media Networks
Cable Networks	$101	$105
Broadcasting	70	74
Total Media Networks	171	179
Parks and Resorts
Domestic	832	781
International	259	242
Total Parks and Resorts	1,091	1,023
Studio Entertainment	37	39
Consumer Products	47	43
Interactive	7	13
Corporate	177	161
Total depreciation expense	$1,530	$1,458

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability:

	Quarter Ended			Nine Months Ended
	June 28, 2014	June 29, 2013	Change	June 28, 2014	June 29, 2013	Change
Diluted EPS as reported	$1.28	$1.01	27%	$3.40	$2.61	30%
Exclude:
Restructuring and impairment charges (1)	—	0.02	nm	0.03	0.04	(25)%
Favorable tax adjustments related to pre-tax earnings of prior years	—	—	nm	—	(0.06)	nm
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States (2)	—	—	nm	—	(0.04)	nm
Hulu Equity Redemption charge (3)	—	—	nm	—	0.02	nm
Other income/(expense), net (4)		—	nm	0.01	0.04	(75)%
Diluted EPS excluding certain items affecting comparability(5)	$1.28	$1.03	24%	$3.43	$2.62	31%

(1)
Charges for the current quarter and nine-month period totaled $0 million and $67 million (pre-tax), respectively, driven by severance costs. Charges for the prior-year quarter and nine-month period totaled $60 million and $121 million (pre-tax), respectively, driven by severance costs.

(2)
The prior-year nine-month period includes a tax benefit due to an increase in prior-year earnings from foreign operations indefinitely reinvested outside the United States and subject to tax rates lower than the federal statutory income tax rate ($64 million).

(3)	Our share of expense associated with an equity redemption at Hulu LLC ($55 million pre-tax).

(4)
Significant items in the current nine-month period include a loss from Venezuelan foreign currency translation ($143 million pre-tax and before noncontrolling interest), a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax). Significant items in the prior-year nine-month period include the Celador litigation charge ($321 million pre-tax) and a gain on the sale of our interest in ESPN STAR Sports ($219 million pre-tax and before noncontrolling interest).

(5)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Segment operating income	$3,857	$3,351	$10,230	$8,240
Corporate and unallocated shared expenses	(137)	(115)	(408)	(367)
Restructuring and impairment charges	—	(60)	(67)	(121)
Other income/(expense), net	—	—	(31)	(92)
Interest income/(expense), net	(50)	(83)	61	(209)
Hulu Equity Redemption charge	—	—	—	(55)
Income before income taxes	3,670	3,093	9,785	7,396
Income taxes	(1,251)	(1,059)	(3,406)	(2,303)
Net income	$2,419	$2,034	$6,379	$5,093
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 5, 2014, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 19, 2014 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2013 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenues	$12,466	$11,578	$36,424	$33,473
Costs and expenses	(8,968)	(8,574)	(27,280)	(26,182)
Restructuring and impairment charges	—	(60)	(67)	(121)
Other income/(expense), net	—	—	(31)	(92)
Interest income/(expense), net	(50)	(83)	61	(209)
Equity in the income of investees	222	232	678	527
Income before income taxes	3,670	3,093	9,785	7,396
Income taxes	(1,251)	(1,059)	(3,406)	(2,303)
Net income	2,419	2,034	6,379	5,093
Less: Net income attributable to noncontrolling interests	(174)	(187)	(377)	(351)
Net income attributable to The Walt Disney Company (Disney)	$2,245	$1,847	$6,002	$4,742

Earnings per share attributable to Disney:
Diluted	$1.28	$1.01	$3.40	$2.61
Basic	$1.30	$1.02	$3.43	$2.64

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,748	1,821	1,767	1,816
Basic	1,732	1,802	1,748	1,794

Dividends declared per share	$—	$—	$0.86	$0.75

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	June 28, 2014	September 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$4,090	$3,931
Receivables	7,543	6,967
Inventories	1,425	1,487
Television costs and advances	1,095	634
Deferred income taxes	480	485
Other current assets	572	605
Total current assets	15,205	14,109
Film and television costs	5,025	4,783
Investments	2,858	2,849
Parks, resorts and other property
Attractions, buildings and equipment	41,934	41,192
Accumulated depreciation	(23,615)	(22,459)
	18,319	18,733
Projects in progress	3,441	2,476
Land	1,253	1,171
	23,013	22,380
Intangible assets, net	7,268	7,370
Goodwill	27,924	27,324
Other assets	2,430	2,426
Total assets	$83,723	$81,241

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,379	$6,803
Current portion of borrowings	3,216	1,512
Unearned royalties and other advances	3,756	3,389
Total current liabilities	13,351	11,704

Borrowings	12,920	12,776
Deferred income taxes	4,360	4,050
Other long-term liabilities	4,480	4,561
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	34,123	33,440
Retained earnings	52,235	47,758
Accumulated other comprehensive loss	(1,169)	(1,187)
	85,189	80,011
Treasury stock, at cost, 1.1 billion shares at June 28, 2014 and 1.0 billion shares at September 28, 2013	(39,669)	(34,582)
Total Disney Shareholders' equity	45,520	45,429
Noncontrolling interests	3,092	2,721
Total equity	48,612	48,150
Total liabilities and equity	$83,723	$81,241

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	June 28, 2014	June 29, 2013
OPERATING ACTIVITIES
Net income	$6,379	$5,093
Depreciation and amortization	1,698	1,633
Gains on sales of investments and dispositions	(285)	(245)
Deferred income taxes	304	163
Equity in the income of investees	(678)	(527)
Cash distributions received from equity investees	538	526
Net change in film and television costs and advances	(993)	(357)
Equity-based compensation	308	305
Other	33	249
Changes in operating assets and liabilities:
Receivables	(543)	(3)
Inventories	61	78
Other assets	(73)	(3)
Accounts payable and other accrued liabilities	(288)	(328)
Income taxes	214	133
Cash provided by operations	6,675	6,717

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,248)	(1,809)
Sales of investments/proceeds from dispositions	382	367
Acquisitions	(402)	(2,310)
Other	(24)	90
Cash used in investing activities	(2,292)	(3,662)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	1,253	(2,000)
Borrowings	2,180	3,900
Reduction of borrowings	(1,549)	(817)
Dividends	(1,508)	(1,324)
Repurchases of common stock	(5,087)	(2,694)
Proceeds from exercise of stock options	348	518
Other	273	(19)
Cash used in financing activities	(4,090)	(2,436)

Impact of exchange rates on cash and cash equivalents	(134)	(74)

Increase in cash and cash equivalents	159	545
Cash and cash equivalents, beginning of period	3,931	3,387
Cash and cash equivalents, end of period	$4,090	$3,932

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601